AMENDMENT TO CUSTODIAN AGREEMENT

AMENDMENT AGREEMENT, effective as of July 1, 2010, by and among TCW STRATEGIC INCOME FUND, Inc., a company organized under the laws of the state of Maryland (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated June 29, 2007, as amended, modified and supplemented from time to time (the “Custodian Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement;

WHEREAS, the Fund has requested that State Street amend the Custodian Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Fund by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund; and

WHEREAS, the Fund and State Street desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment of Custodian Agreement.

a)	Section 16.1 of the Custodian Agreement is hereby amended by deleting such Section 16.1 in its entirety and by inserting in lieu thereof, the following:

“This Agreement shall remain in effect until June 30, 2013 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”). During any Renewal Term, this Agreement may be terminated by either party by written notice to the other party, such termination to take effect not sooner than ninety (90) days after the date of delivery or mailing of such written notice.”

b)	Paragraph (b) of Section 18 of the Custodian Agreement is hereby amended to change the notice address to the Bank, as follows:

“(b)	In the case of notices sent to the Bank to:

STATE STREET BANK AND TRUST COMPANY

John Hancock Tower

200 Clarendon Street, 17th Floor—JHT

Boston, Massachusetts 02116

Attention: Michael A. Foutes, Vice President

Telephone: 617-937-8660

Telecopy: 617-937-0269”

2.	Miscellaneous.

a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Michael F. Rogers
Title:	Executive Vice President

TCW STRATEGIC INCOME FUND, INC.

By:

Name:	Philip K. Holl
Title:	Secretary